Exhibit 99.1

PRESS RELEASE

Contact: Physicians Realty Trust John T. Thomas President and CEO (214) 549-6611 jtt@docreit.com Jeffrey N. Theiler Executive Vice President and CFO (414) 367-5610 jnt@docreit.com

Physicians Realty Trust Reports Second Quarter 2016 Financial Results

Announces Second Quarter Investment Activity of $680 Million and Year-to-Date Investment Activity of $912 Million

Provides Update on CHI Investment

Second Quarter Highlights:

•	Reported second quarter 2016 total revenue of $53.2 million, up 79% year-over-year.

•	Generated second quarter net income per share and OP unit of $0.05 on a fully diluted basis, an increase of 25% year-over-year.

•	Generated second quarter normalized funds from operations (FFO) of $0.22 per share and OP unit on a fully diluted basis, an increase of 4.8% year-over-year.

•	Second quarter investments of approximately $679.5 million, which includes 55 healthcare facilities totaling 3,034,240 leasable square feet and 1 mezzanine loan.

•	Declared quarterly dividend of $0.225 per share for the second quarter 2016, paid July 18, 2016.

•	Portfolio was 95.7% leased based on square footage as of June 30, 2016.

•	Increased gross leasable square footage by 46.3% in the second quarter 2016 to 9,586,638 square feet from 6,551,298 as of March 31, 2016.

Subsequent Events Highlights:

•	Closed an additional $30.5 million of investments subsequent to the quarter ended June 30, 2016, which includes $19.9 million of Catholic Health Initiatives (“CHI”) portfolio properties.

Milwaukee, WI - August 3, 2016 - Physicians Realty Trust (NYSE: DOC) (the “Company,” the “Trust,” “we,” “our” and “us”), a self-managed healthcare real estate investment trust, today announced results for the second quarter ended June 30, 2016.

John T. Thomas, President and Chief Executive Officer of the Trust, commented, “We just celebrated the third anniversary of our initial public offering on July 19 and are very pleased to report the results of the second quarter of 2016. In just three short years, we have grown from 19 medical office properties valued at about $124 million to more than $2.5 billion of medical office and outpatient care facilities as of today. This growth is fueled by a strong investor base, excellent physician and other provider relationships, and a team of people dedicated to building and managing a best-in-class medical office portfolio and operating platform. Our incredible team of professionals and partners have completed substantially all of the CHI acquisitions we announced in April, with only 4 of the 51 buildings left to acquire. We expect three to close during the third quarter, and the last one to close in early 2017 after construction is completed. We are proud of our team’s hard work and unique ability to underwrite, inspect, document, and close on the acquisition of over 50 facilities this quarter, investing $680 million over just three months time. In addition to the CHI portfolio, we also completed a handful of smaller acquisitions during the quarter, all of which are off-market growth opportunities with existing clients or relationships, including one leased to CHI’s KentuckyOne Health that is adjacent to another facility we own and lease to them in Kentucky. Our outstanding property operations team delivered a revenue increase of 79% compared to the second quarter of 2015, resulting in net income per share and OP Unit of $0.05 on a fully diluted basis, an increase of 25% year-over-year, and normalized FFO of $0.22 per common share and OP Unit during the second quarter, a 4.8% increase over the same period last year.”

Second Quarter Financial Results

Total revenue for the second quarter ended June 30, 2016 was $53.2 million, an increase of 79% from the same period in 2015. As of June 30, 2016, the portfolio was 95.7% leased. On a pro forma basis, if all of the 2016 second quarter acquisitions occurred on the first day of the second quarter, total quarterly revenue would have increased by an additional $19.0 million, to a pro forma total of $72.2 million.

Total expenses for the second quarter 2016 were $46.1 million, compared to $26.4 million in the second quarter 2015, or an increase of 74%. The increase in expenses was the result of a $9.4 million increase in depreciation and amortization, a $6.5 million increase in operating expenses, a $2.1 million increase in interest expenses, a $0.7 million increase in acquisition expenses, and a $0.9 million increase in general and administrative expenses. On a pro forma basis, if all of the 2016 second quarter acquisitions occurred on the first day of the second quarter, depreciation and amortization expense and operating expenses would have increased by an additional $6.4 million and $7.4 million, respectively.

Net income for the second quarter 2016 grew to $7.2 million, compared to net income of $3.3 million for the second quarter 2015.

Net income attributable to common shareholders for the second quarter 2016 was $6.5 million, or $0.05 per diluted share based on 135.9 million weighted average shares outstanding.

Funds from operations (FFO) for the second quarter 2016 consisted of net income, less $0.1 million of net income attributable to noncontrolling interests for partially owned properties, plus $19.8 million of depreciation and amortization, less $0.2 million of depreciation and amortization expense for partially owned properties, less $0.4 million of preferred distributions, resulting in $0.19 per diluted share. Normalized FFO, which adds back $3.3 million of acquisition expenses, was $29.5 million, or $0.22 per diluted share.

Normalized funds available for distribution (FAD) for the second quarter 2016, which consists of normalized FFO adjusted for non-cash share compensation, straight-line rent adjustments, amortization of acquired above-market and below-market leases, amortization of lease inducements, amortization of deferred financing fees, recurring capital expenditures, and seller master lease and rent abatement payments, was $27.0 million for the second quarter 2016.

Update on CHI Investment

On May 12, 2016, we announced the closing of the first tranche of 26 medical office facilities from CHI. On July 5, 2016, we announced the closing of the second tranche of 20 medical office facilities from CHI. Since then, we have closed on 1 additional medical office facility in the CHI portfolio, representing 101,250 square feet and $19.9 million. We anticipate closing on 3 additional facilities during the third quarter and 1 final building in the portfolio in early 2017.

Other Recent Events

Dividend Paid

On June 23, 2016, our Board of Trustees authorized and declared a cash distribution of $0.225 per common share and OP Unit for the quarterly period ended June 30, 2016. The distribution was paid on July 18, 2016 to common shareholders and OP Unit holders of record as of the close of business on July 5, 2016.

April 2016 Follow-on Equity Offering

On April 11, 2016, the Trust completed a follow-on public offering of 25,875,000 common shares of beneficial interest, including 3,375,000 common shares issued upon exercise of the underwriters’ overallotment option, resulting in net proceeds to it of approximately $442.8 million. The Trust contributed the net proceeds of this offering to the Operating Partnership in exchange for 25,875,000 OP Units, and the Operating Partnership used the net proceeds of the public offering to repay borrowings under its unsecured revolving credit facility, for general corporate and working capital purposes, for funding acquisitions, and to fund a portion of the purchase price for the acquisition of medical office facilities from certain subsidiaries and affiliates of CHI.

Upsized Unsecured Credit Facility and Term Loan

On June 10, 2016, we amended and restated our credit agreement (the “Credit Agreement”), which upsized our unsecured revolving credit facility from $750 million to $850 million and added a $250 million term loan feature, increasing the maximum borrowing capacity to $1.6 billion, inclusive of the Credit Agreement’s $500 million accordion feature. On July 7, 2016, our operating partnership fully drew on the term loan.

ATM Program

We are currently negotiating sales agreements with certain of our banking institutions relationships to establish a new at-the-market (ATM) program for our common shares.  We expect the new ATM program to allow us to offer up to $300 million of our common shares, from time to time, and to be effective after we file a prospectus supplement for the ATM program and file our 10-Q for the second quarter, subject to customary contractual conditions.

Second Quarter Investment Activity

In the quarter ended June 30, 2016, the Company completed $679.5 million of investment activity, including acquisitions of 55 operating healthcare properties located in 13 states totaling $676.6 million representing 3,034,240 square feet and loan investments of $2.9 million. The closing of 46 buildings in the CHI portfolio accounted for $615.5 million of this activity, net of $12.9 million in short-term capital expenditure commitments.

Since our May 5, 2016 earnings press release, and through June 30, 2016, the Company completed acquisitions of 6 healthcare properties containing an aggregate of 165,625 net rentable square feet, excluding the CHI portfolio properties. These investments totaled approximately $43.4 million and are detailed below. The Company also entered into 1 mezzanine loan for $1.3 million.

NOMS - Clyde MOB. On May 10, 2016, the Company closed the acquisition of a new 23,000 square foot medical office building in Clyde, Ohio, for a purchase price of approximately $6.3 million. The single tenant facility is 100% leased to the Northern Ohio Medical Specialists (NOMS) group. The first year unlevered yield on this investment is expected to be approximately 6.8%.

Medical Village Facilities. On May 26, 2016, the Company closed on the acquisition of 2 medical office buildings containing 41,011 leasable square feet in Kissimmee and Leesburg Florida, for an aggregate purchase price of approximately $9.5 million. The multi-tenant facilities are 100% occupied. These facilities are part of a larger portfolio of assets under development, the balance of which we have under contract and expect to close this fall. Our total investment in the portfolio will exceed $53 million (inclusive of this first $9.5 million). The aggregate first year unlevered yield on this investment is expected to be approximately 9.3%.

Children’s Hospital MOB. On June 3, 2016, the Company closed the acquisition of an 18,054 square foot medical office building in Milwaukee, Wisconsin, for a purchase price of approximately $5.9 million. The single tenant facility is 100% leased to the Children’s Hospital of Wisconsin (Moody’s “Aa3”). The first year unlevered yield on this investment is expected to be approximately 4.5%, with a stabilized yield of 7.0% upon the conclusion of a rent abatement period.

Jewish Medical Center South MOB - 2. On June 8, 2016, the Company closed the acquisition of a 24,491 square foot medical office building in Shepherdsville, Kentucky, for a purchase price of approximately $4.3 million. The single tenant facility is 100% leased to CHI affiliated KentuckyOne Health (Moody’s “A3”), and is attached by a walkway and awnings to another facility already owned by the Company and 100% leased to KentuckyOne Health. The first year unlevered yield on this investment is expected to be approximately 7.2%.

Pilot MOB. On June 29, 2016, the Company closed the acquisition of a 59,069 square foot medical office building in Birmingham, Alabama, for a purchase price of approximately $17.4 million, located just off campus of St. Vincent's East Hospital. The first year unlevered yield on this investment is expected to be approximately 6.6%.

Recent Investment Activity

Since June 30, 2016, the Company has acquired 3 healthcare properties containing an aggregate of 115,200 net leasable square feet, including 1 land-only acquisition. One building in the CHI portfolio accounted for $19.9 million and 101,250 square feet of that total. The remaining investments total approximately $5.9 million and 13,950 square feet and are detailed below. The Company also closed on 2 loans totaling $4.7 million.

Prairie Care MOB. On July 6, 2016, the Company closed the acquisition of a 13,950 square foot medical office facility in Maplewood, Minnesota, for a purchase price of approximately $4.9 million. The facility is 100% leased to an affiliate of the University of Minnesota Medical School. The first year unlevered yield on this investment is expected to be approximately 7.1%.

Jackson, Tennessee Land Purchase. On August 2, 2016, the Company closed the acquisition of a parcel of land in Jackson, Tennessee, for a purchase price of approximately $1.0 million, that will be used to expand the Company’s existing building located there.

2016 Acquisition Guidance

The Company expects to acquire between $1 billion and $1.25 billion of total real estate investments in 2016, subject to favorable capital market conditions. This guidance is inclusive of any previously announced acquisitions, including those detailed in the “Recent Events” portion of this press release.

Conference Call Information

The Company has scheduled a conference call on Wednesday, August 3, 2016, at 2:00 p.m. ET to discuss its financial performance and operating results for the second quarter ended June 30, 2016. The conference call can be accessed by dialing (877) 407-0784 from within the U.S. or (201) 689-8560 for international callers. Participants can reference the Physicians Realty Trust Second Quarter Earnings Call or passcode 13638880. The conference call also will be available via a live listen-only webcast and can be accessed through the Investor Relations section of the Company’s website, www.docreit.com. A replay of the conference call will be available beginning August 3, 2016, at 5:00 p.m. ET until August 24, 2016, at 11:59 p.m. ET, by dialing (877) 870-5176 (U.S.) or (858) 384-5517 (International); passcode: 13638880. A replay of the webcast also will be accessible on the Investor Relations website for one year following the event. After August 3, 2016, the Company’s supplemental information package for the second quarter 2016 also will be accessible through the Investor Relations section of the Company’s website under the “Supplemental Information” tab.

About Physicians Realty Trust

Physicians Realty Trust is a self-managed healthcare real estate company organized to acquire, selectively develop, own and manage healthcare properties that are leased to physicians, hospitals and healthcare delivery systems. The Company invests in real estate that is integral to providing high quality healthcare. The Company conducts its business through an UPREIT structure in which its properties are owned by Physicians Realty L.P., a Delaware limited partnership (the “operating partnership”), directly or through limited partnerships, limited liability companies or other subsidiaries. The Company is the sole general partner of the operating partnership and, as of June 30, 2016, owned approximately 97.2% of the partnership interests in our operating partnership (“OP Units”).

Investors are encouraged to visit the Investor Relations portion of the Company’s website (www.docreit.com) for additional information, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, press releases, supplemental information packages and investor presentations.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward looking statements may include statements regarding the Company’s strategic and operational plans, the Company’s ability to generate internal and external growth, the future outlook, anticipated cash returns, cap rates or yields on properties, anticipated closing of property acquisitions, and ability to execute its business plan. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties are described in greater detail in the Company’s filings with the Securities and Exchange Commission (the “Commission”), including, without limitation, the Company’s annual and periodic reports and other documents filed with the Commission. Unless legally required, the Company disclaims any obligation to update any forward-looking statements after the date of this release, whether as a result of new information, future events or otherwise. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed by the Company with the Commission on February 29, 2016, and in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016.

Source: Physicians Realty Trust

Physicians Realty Trust
Condensed Consolidated Statements of Income
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues:
Rental revenues	$42,196	$23,625	$77,051	$43,966
Expense recoveries	9,552	4,908	17,455	8,444
Interest income on real estate loans and other	1,468	1,150	2,844	1,757
Total revenues	53,216	29,683	97,350	54,167
Expenses:
Interest expense	4,279	2,193	8,476	3,903
General and administrative	4,926	3,989	9,047	7,341
Operating expenses	13,798	7,304	24,835	13,013
Depreciation and amortization	19,799	10,351	35,809	18,591
Acquisition expenses	3,256	2,575	6,633	8,507
Total expenses	46,058	26,412	84,800	51,355
Income before equity in income of unconsolidated entity and loss on sale of investment property:	7,158	3,271	12,550	2,812
Equity in income of unconsolidated entity	26	26	58	52
Loss on sale of investment property	—	—	—	(15)
Net income	7,184	3,297	12,608	2,849
Net income attributable to noncontrolling interests:
Operating Partnership	(201)	(157)	(374)	(133)
Partially owned properties	(60)	(144)	(377)	(176)
Net income attributable to controlling interest	6,923	2,996	11,857	2,540
Preferred distributions	(437)	(425)	(985)	(491)
Net income attributable to common shareholders	$6,486	$2,571	$10,872	$2,049
Net income per share:
Basic	$0.05	$0.04	$0.09	$0.03
Diluted	$0.05	$0.04	$0.09	$0.03
Weighted average common shares:
Basic	131,481,329	70,376,959	117,092,668	68,026,278
Diluted	135,944,722	74,267,283	121,575,247	71,862,249

Dividends and distributions declared per common share and OP Unit	$0.225	$0.225	$0.450	$0.450

Physicians Realty Trust
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	June 30, 2016	December 31, 2015
ASSETS
Investment properties:
Land and improvements	$160,718	$130,788
Building and improvements	2,080,192	1,284,863
Tenant improvements	11,519	9,243
Acquired lease intangibles	263,919	205,168
	2,516,348	1,630,062
Accumulated depreciation	(129,136)	(91,250)
Net real estate property	2,387,212	1,538,812
Real estate loans receivable	38,774	39,349
Investment in unconsolidated entity	1,354	1,322
Net real estate investments	2,427,340	1,579,483
Cash and cash equivalents	37,945	3,143
Tenant receivables, net	3,427	2,977
Other assets	64,200	53,283
Total assets	$2,532,912	$1,638,886
LIABILITIES AND EQUITY
Liabilities:
Credit facility	$369,685	$389,375
Notes payable	149,561	—
Mortgage debt	114,296	94,240
Accounts payable	1,723	644
Dividends payable	31,771	20,783
Accrued expenses and other liabilities	38,593	24,473
Acquired lease intangibles, net	9,348	5,950
Total liabilities	714,977	535,465

Redeemable noncontrolling interest - Operating Partnership and partially owned properties	19,867	26,960

Equity:
Common shares, $0.01 par value, 500,000,000 common shares authorized, 134,337,589 and 86,864,063 common shares issued and outstanding as of June 30, 2016 and December 31, 2015, respectively.	1,348	872
Additional paid-in capital	1,890,016	1,129,284
Accumulated deficit	(153,243)	(109,024)
Total shareholders’ equity	1,738,121	1,021,132
Noncontrolling interests:
Operating Partnership	50,155	45,451
Partially owned properties	9,792	9,878
Total noncontrolling interests	59,947	55,329
Total equity	1,798,068	1,076,461
Total liabilities and equity	$2,532,912	$1,638,886

Physicians Realty Trust
Reconciliation of Non-GAAP Measures
(in thousands, except share and per share data)

	Three Months Ended June 30,
	2016	2015
Net income	7,184	3,297
Net income attributable to noncontrolling interests - partially owned properties	(60)	(144)
Preferred distributions	(437)	(425)
Depreciation and amortization expense	19,778	10,351
Depreciation and amortization expense - partially owned properties	(157)	(122)
Loss on the sale of investment property	—	—
FFO applicable to common shares and OP Units	$26,308	$12,957
FFO per common share and OP Unit	$0.19	$0.17
Net change in fair value of derivative	(27)	(141)
Acquisition expenses	3,256	2,575
Normalized FFO applicable to common shares and OP Units	$29,537	$15,391
Normalized FFO per common share and OP Unit	$0.22	$0.21
Normalized FFO applicable to common shares and OP Units	29,537	15,391
Non-cash share compensation expense	1,156	903
Straight-line rent adjustments	(4,019)	(1,877)
Amortization of acquired above/below market leases/assumed debt	767	385
Amortization of lease inducements	201	138
Amortization of deferred financing costs	499	301
TI/LC and recurring capital expenditures	(1,423)	(787)
Seller master lease and rent abatement payments	253	270
Normalized FAD applicable to common shares and OP Units	26,971	14,724

Weighted average number of common shares and OP Units outstanding	135,944,722	74,267,283

This press release includes Funds From Operations, or FFO, and Normalized Funds Available For Distribution, or FAD, which are non-GAAP financial measures. For purposes of the SEC’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the company, or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented. As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America. Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

We believe that information regarding FFO is helpful to shareholders and potential investors because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes ratably over time. We calculate FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as net income or loss (computed in accordance with GAAP) before noncontrolling interests of holders of OP units, excluding preferred distributions, gains (or losses) on sales of depreciable operating property, impairment write-downs on depreciable assets, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs). Our FFO computation may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with NAREIT definition or that interpret the NAREIT definition differently than we do. The GAAP measure that we believe to be most directly comparable to FFO, net income, includes depreciation and amortization expenses, gains or losses on property sales, impairments and noncontrolling interests. In computing FFO, we eliminate these items because, in our view, they are not indicative of the results from the operations of our properties. To facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income (determined in accordance with GAAP) as presented in our financial statements. FFO does not represent cash generated from operating activities in accordance with GAAP, should not be considered to be an alternative to net income or loss (determined in accordance with GAAP) as a measure of our liquidity and is not indicative of funds available for our cash needs, including our ability to make cash distributions to shareholders.

We use Normalized FFO, which excludes from FFO net change in fair value of derivative financial instruments, acquisition-related expenses, acceleration of deferred financing costs, and other normalizing items. However, our use of the term Normalized FFO may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount. Normalized FFO should not be considered as an alternative to net income or loss (computed in accordance with GAAP), as an indicator of our financial performance or of cash flow from operating activities (computed in accordance with GAAP), or as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including its ability to make distributions. Normalized FFO should be reviewed in connection with other GAAP measurements.

The Company defines Normalized FAD, a non-GAAP measure, which excludes from Normalized FFO non-cash compensation expense, straight-line rent adjustments, amortization of acquired above or below market leases and assumed debt, amortization of deferred financing costs, amortization of lease inducements, and recurring capital expenditures related to tenant improvements and leasing commissions, and includes cash payments from seller master leases and rent abatement payments. Other REITs or real estate companies may use different methodologies for calculating Normalized FAD, and accordingly, our computation may not be comparable to those reported by other REITs. Although the Company’s computation of Normalized FAD may not be comparable to that of other REITs, the Company believes Normalized FAD provides a meaningful supplemental measure of its performance due to its frequency of use by analysts, investors, and other interested parties in the evaluation of our performance as a REIT. Normalized FAD should not be considered as an alternative to net income or loss attributable to controlling interest (computed in accordance with GAAP) or as an indicator of the Company’s financial performance. Normalized FAD should be reviewed in connection with other GAAP measurements.